PHOENIX ADVISER TRUST
CIK# 0001241554
Semi-Annual 08/31/07


Because the electronic format for filing Form NSAR does not provide adequate space for responding to Items 72DD1, 72DD2, 73A1, 73A2, 74U1, 74U2, 74V1, and 74V2 correctly, the correct answers are as follows:

72DD1/72DD2-Series 2-
Class A $1,281, Class C $120 and Class I $1,016.

73A1/73A2- Series 2-
Class A $0.0590, C $0.0390 and Class I $0.0670.

74U1/74U2- Series 2
Class A 23,071, Class C 3,676 and Class I  14,910.

74V1/74V2- Series 2
Class A $26.37, Class C $26.14 and Class I $26.39.